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                                  Exhibit 10.19

                                                              November 25, 2002

Mr. Timothy Weller
c/o Akamai Technologies, Inc.
8 Cambridge Center
Cambridge, MA 02142

Dear Tim:

         The purpose of this letter (the "Letter") is to confirm the terms regarding your separation from Akamai Technologies, Inc.1 ("Akamai" or the "Company"). As more fully set forth below, Akamai desires to provide you with severance pay in exchange for certain agreements by you.

         1. SEPARATION OF EMPLOYMENT. You acknowledge that your employment with Akamai will terminate effective December 2, 2002 (the "Separation Date"). You shall be relieved of all job responsibilities at that time. From and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of Akamai. You will be paid your regular salary through the Separation Date, and in your last paycheck you will receive payment for all accrued and unused vacation time.

         2. SEVERANCE PAY. In exchange for the mutual covenants set forth in this letter, on the dates set forth below, Akamai agrees to provide you with the following severance pay:

         (i) On or about the Separation Date, a lump sum cash payment in the gross sum of One Hundred Twenty-Five Thousand Dollars and No Cents ($125,000.00) less all applicable federal, state, local and other employment-related taxes and deductions, which sum represents six months of pay (the "Severance Pay").

         (ii) Payment of the gross sum of One Thousand Two Hundred Ninety-Four Dollars and Seventy-Four Cents ($1,624.33), less all applicable federal, state, local and other employment-related taxes and deductions, which sum represents an amount equal to the employer's share of COBRA benefits through June 30, 2003, and which shall be paid to you in one lump sum at the same time as the Severance Pay. This payment shall be in lieu of reimbursement by the Company of part or all of the costs to continue your medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). Upon timely completion of the forms required by COBRA, you may continue, at your sole expense, your medical and dental insurance coverage after the Separation Date to the extent permitted by COBRA. The COBRA "qualifying event" shall be deemed to be the Separation Date.

---------------
(1) For the purposes of this Agreement, the parties agree that the term "Akamai" is intended to include Akamai Technologies, Inc. and any other divisions, affiliates and subsidiaries, and its and their respective officers, directors, employees, agents and assigns.

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November 25, 2002
Page 2

         (iii) By written consent of the Board of Directors dated October 14, 2002, and contingent upon the execution of this Letter, the Company has determined not to exercise its 21-day option to declare the aggregate unpaid balance of all principal and interest on the Promissory Note between you and the Company, dated December 31, 2001, immediately due and payable.

         You acknowledge and agree that the Severance Pay provided in this Letter is not otherwise due or owing to you under any Akamai employment agreement (oral or written) or Akamai policy or practice, and that this Severance Pay to be provided to you is not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge that except for (i) the specific financial consideration set forth in this Letter, (ii) wages owed for work performed up to the Separation Date, and (iii) expense reimbursement for previously submitted expenses in accordance with Akamai's expense reimbursement policies, you are not and shall not in the future be entitled to any other compensation including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, or any other form of compensation or benefit.

         3. CONFIDENTIALITY/NON-SOLICITATION/OTHER OBLIGATIONS BY YOU. You expressly acknowledge and agree to the following:

         (i) as of the Separation Date, you will have returned to Akamai all Akamai documents (and any copies thereof) and property; you shall abide by the provisions of the Non-Competition and Non-Solicitation Agreement and the Invention and Non-Disclosure Agreement that you signed when you began your employment at Akamai (collectively, the "NDAs," the terms of which are hereby incorporated by reference and shall survive the signing of this Letter);

         (ii) you will not, without Akamai's express authorization, access, attempt to access or otherwise interfere with Akamai's electronic information systems, including but not limited to Akamai's computer, voice mail, or e-mail systems;

         (iii) for one (1) year immediately following the Separation Date, you shall not, directly or indirectly, solicit, induce or attempt to influence any employee of Akamai to terminate his or her employment with Akamai;

         (iv) all information relating in any way to the negotiation of this Letter shall be held confidential by both parties. You shall not publicize or disclose such information to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law or pursuant to subpoena or other compulsory legal process);

         (v) for a period of three years, you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of Akamai (including its officers, directors, and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of Akamai, and you will not engage in any conduct which is intended to harm professionally or personally the reputation of Akamai (including its officers, directors, and employees). For the purposes of this paragraph, disparagement shall not include statements made to the Akamai Board of Directors or Akamai executive committee members or statements made in the context of a future business relationship (e.g., customer, partner, or vendor) between your then-current employer and Akamai, provided that the statements are related to that future relationship and not to events, circumstances, or situations that happened during, are related to or otherwise arise from your employment at Akamai. Akamai will inform its executive officers and members of the Board of Directors that they are not to make any statements that are professionally or personally

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November 25, 2002
Page 3

         disparaging about you. Additionally, Akamai represents that the member of the Executive Committee have represented to the Company that for a period of three years, they will not make any disparaging statements about you;

         (vi) a breach of this Section 3 shall constitute a material breach of this Letter and, in addition to any other legal or equitable remedy available to Akamai, shall entitle Akamai to recover all consideration paid to you under Section 2 of this Letter. You also acknowledge that the provisions of this Section 3 are reasonable and necessary to protect Akamai's business interests, and further that your breach of the covenants set forth in this Section 3 would constitute a material breach of the Letter, that Akamai would suffer substantial irreparable harm and that Akamai would not have an adequate remedy at law for such breach. Therefore, in recognition of these acknowledgements, you agree that in the event of a breach of any of these covenants, in addition to such other remedies as Akamai may have at law, Akamai, without posting any bond, shall be entitled to obtain, and you agree not to oppose, a request for equitable relief in the form of specific performance or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect Akamai's right to seek and obtain damages or other equitable relief on account of any such actual breach. You further acknowledge and agree to enforcement of these covenants under the laws of and in the Commonwealth of Massachusetts, where Akamai maintains its worldwide headquarters, where all personnel and benefit plans are administered, documents maintained, where this Letter has been executed by Akamai, and where witnesses and documents relating to any dispute would be primarily located.

         4. FUTURE COOPERATION. You agree that you shall cooperate reasonably with Akamai in connection with any matter or event relating to your employment or events that occurred during your employment, including, without limitation, in the defense or prosecution of any claims or actions not in existence or which may be brought or threatened in the future against or on behalf of Akamai, including any claims or actions against its officers, directors and employees. Your cooperation in connection with such matters, actions and claims shall include, without limitation, being available, upon reasonable notice, to meet with Akamai regarding matters in which you have been involved, and any contract matters or audits; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting Akamai. You shall be reimbursed for actual and reasonable out-of-pocket expenses incurred in providing such cooperation under this Section. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to Akamai, you shall promptly notify Paul Sagan at Akamai.

         5. INDEMNIFICATION. Nothing in this Agreement shall be deemed to release or diminish any rights you may have to defense and indemnification under any law or under any certificate, bylaw, or resolution of Akamai. Akamai acknowledges that it maintains Director and Officer ("D&O") liability insurance, under which current and former officers, including you, are covered for any "Covered Acts" as that term is defined in the insurance policy. Akamai agrees that it will make commercially reasonable efforts to maintain D&O insurance in the future. Upon request, Akamai will make a copy of its D&O insurance policy available to you.

         6. TERMINATION OF AUTHORITY. You and Akamai acknowledge and agree that as of the Separation Date, your authority to sign on behalf of Akamai is terminated. You and Akamai further acknowledge and agree to cooperate with each other to take the measures necessary to terminate your status as an executive, officer, managing director, or other representative or agent of Akamai as soon as practicable.

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November 25, 2002
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         7.    RELEASE OF CLAIMS. You hereby agree and acknowledge that by signing this letter and accepting the Severance Pay to be provided to you, and other good and valuable consideration provided for in this Letter, you are waiving your right to assert any form of legal claim against Akamai (as defined in the first paragraph of this Letter) whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Separation Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against Akamai seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against Akamai, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

         Without limiting the foregoing general waiver and release, you specifically waive and release Akamai from any Claim arising from or related to your employment relationship with Akamai or the termination thereof, including, without limitation:

       ** Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Separation
           Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Massachusetts or other state statute.

       ** Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Separation Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts or other state statute, including any applicable payment of wages statutes.

       ** Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

       **  Any other Claim arising under state or federal law.

         Notwithstanding the foregoing, this section does not release Akamai from any obligation expressly set forth in this Letter. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Package being provided to you under the terms of this Letter.

         8. ENTIRE AGREEMENT/SUCCESSORS/CHOICE OF LAW/ENFORCEABILITY. You acknowledge and agree that, with the exception of the NDAs, the Promissory Note, and the Stock Purchase and Repurchase Agreement dated July 23, 1999, this Letter supersedes any and all prior or contemporaneous oral and/or written agreements between you and Akamai, and sets forth the entire agreement between you and Akamai. No variations or modifications hereof shall be deemed valid unless reduced to writing and

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November 25, 2002
Page 5

signed by the parties hereto. This Letter will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns. This Letter shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Letter, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. The provisions of this letter are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full. Both parties further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

         By executing this Letter, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this letter, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither Akamai nor its agents or representatives have made any representations inconsistent with the provisions of this letter.

         If the foregoing correctly sets forth our understanding, please sign, date and return both signed copies of this letter to me at Akamai within 10 days. One signed copy will be returned to you.

                                          Very truly yours,

                                          Akamai Technologies, Inc.

                                          By:/s/ Paul Sagan
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                                             Paul Sagan, President

Confirmed, Agreed and Acknowledged:

/s/ Timothy Weller
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Timothy Weller